Exhibit 99.1
ADC Therapeutics Reports Third Quarter and Year-to-Date 2024 Financial Results and Provides Operational Update

LOTIS-5 full enrollment and LOTIS-7 initial efficacy, safety update anticipated by end of 2024

Updated ZYNLONTA® Phase 2 IIT data in indolent lymphomas to be presented at the 66th annual American Society of Hematology Annual Meeting in December 2024

Discontinuing ADCT-601 program and prioritizing exatecan-based platform for solid tumors

Company to host conference call today at 8:30 a.m. EST

Lausanne, Switzerland, November 7, 2024 -- ADC Therapeutics SA (NYSE: ADCT), a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs), today reported financial results for the third quarter ended September 30, 2024, and provided recent operational updates.

“We are excited about the advancements in our ZYNLONTA® trials in earlier lines of diffuse large B-cell lymphoma therapy and look forward to reporting more on the combination with glofitamab in our LOTIS-7 trial, as well as reaching the expected full enrollment in LOTIS-5 before year-end,” said Ameet Mallik, Chief Executive Officer of ADC Therapeutics. “We are discontinuing ADCT-601 targeting AXL and will prioritize our exatecan-based platform for solid tumors moving forward. With our expected cash runway into mid-2026, we believe we are well positioned to execute our strategy and advance multiple value-generating catalysts going forward.”

Third Quarter 2024 Operational Updates & Recent Highlights

•Full enrollment expected by year-end in LOTIS-5.Enrollment for the Phase 3 confirmatory trial evaluating ZYNLONTA in combination with rituximab in patients with 2L+ diffuse large B-cell lymphoma (DLBCL) is expected to be completed by year-end 2024 with a data update expected in late 2025 once the pre-specified number of events is reached.

•LOTIS-7 enrollment continues with expected interim data update in December 2024.Enrollment continued in the Part 2 dose expansion of LOTIS-7, a Phase 1b open-label clinical trial evaluating ZYNLONTA in combination with the bispecific antibody glofitamab in patients with relapsed or refractory DLBCL. An interim update on safety and efficacy in a subset of patients is expected in December with additional data anticipated in the first half of 2025.

•Abstracts accepted for presentation at the 66th annual American Society of Hematology 2024 Annual Meeting. Updated data from the investigator-initiated Phase 2 clinical trial, conducted at the Sylvester Comprehensive Cancer Center at the University of Miami Miller School of Medicine, evaluating ZYNLONTA in combination with rituximab in patients with relapsed or refractory follicular lymphoma will be shared during an oral presentation titled, “Loncastuximab tesirine with rituximab induces robust and durable complete metabolic responses in high-risk relapsed/refractory follicular lymphoma” (Abstract #337) on December 7, 2024 at 4 p.m. PT.

Updated data from the investigator-initiated Phase 2 clinical trial, conducted at the Sylvester Comprehensive Cancer Center at the University of Miami Miller School of Medicine, evaluating ZYNLONTA for the treatment of relapsed or refractory marginal zone lymphoma (MZL) will be presented during a poster presentation titled, “Limited duration loncastuximab tesirine induces a high rate of complete responses in patients in relapsed/refractory marginal zone lymphoma - report of first planned interim futility analysis of a multicenter Phase II study” (Abstract #3032) on December 8, 2024 from 6 – 8 p.m. PT.

•Discontinuation of ADCT-601 program targeting AXL. Based on the available clinical data and capital requirements for continued development, the Company will discontinue the Phase 1b ADCT-601 program targeting AXL as a single agent and/or in combination for patients with sarcoma, pancreatic cancer and non-small cell lung cancer. Although early signs of antitumor activity were observed during the dose escalation phase, we were unable to demonstrate a favorable benefit-risk profile during the dose optimization/expansion phase.

•ADCT-602 targeting CD22 dose escalation progressing. The Phase 1/2 clinical trial, sponsored by The University of Texas MD Anderson Cancer Center, evaluating ADCT-602 in patients with relapsed or refractory B-cell acute lymphoblastic leukemia continues to progress and dose escalation continues at 60 µg/kg dose.

•IND-enabling studies ongoing in early-stage pipeline. Progress continues in the Investigational New Drug (IND) enabling studies for the Company’s exatecan-based programs for ADCs targeting Claudin-6, PSMA and NaPi2b, while our ASCT2 targeting ADC is in the drug candidate selection stage. The Company has selected one target to move toward IND which is expected to be disclosed in 2025.

Third Quarter and Year-to-Date 2024 Financial Results

•Product Revenues: ZYNLONTA generated net product revenues of $18.0 million for the third quarter ended September 30, 2024 and $52.9 million for the first nine months of 2024 as compared to $14.3 million and $52.4 million for the same periods in 2023. The quarter-over-quarter increase is driven by higher sales volume, a higher selling price and lower gross-to-net deductions. The year-to-date increase is primarily attributable to a higher price, partially offset by lower sales volume.

•Research and Development (R&D) Expense: R&D expense was $32.5 million and $82.5 million for the three and nine months ended September 30, 2024, respectively. This compares to R&D expense of $27.1 million and $96.8 million for the same periods in 2023. The increase during the three months ended September 30, 2024 is due primarily to focused investment in prioritized development programs, including ADCT-601 and ZYNLONTA. The decrease during the nine months ended September 30, 2024 is due primarily to the implementation of productivity initiatives and focused investment in prioritized development programs.

•Selling and Marketing (S&M) Expense: S&M expense was $10.7 million and $32.8 million for the three and nine months ended September 30, 2024, respectively. This compares to S&M expense of $13.7 million and $43.5 million for the same periods in 2023. The decreases in S&M expense were primarily due to lower marketing and advertising costs and personnel related expenses.

•General & Administrative (G&A) Expense: G&A expense was $10.0 million and $32.3 million for the three and nine months ended September 30, 2024, respectively. This compares to G&A expense of $9.6 million and $37.1 million for the same periods in 2023. The quarter-over-quarter increase in G&A expense was primarily related to higher personnel related expenses, partially offset by lower insurance costs while the year-to-date decrease was primarily related to lower personnel related expenses as well as lower insurance and IT expenses.

•Net Loss: Net loss for the quarter ended September 30, 2024 was $44.0 million, or a net loss of $0.42 per basic and diluted share, as compared to net loss of $46.7 million, or a net loss of $0.57 per basic and diluted share for the same period in 2023. Net loss for the nine months ended September 30, 2024 was $127.1 million, or a net loss of $1.35 per basic and diluted share, as compared to net loss of $155.0 million, or a net loss of $1.90 per basic and diluted share for the nine months ended September 30, 2023. The decrease for the three months ended September 30, 2024 is primarily related to higher revenues and a lower equity in net loss of our joint venture partially offset by higher operating expenses. The decrease for the nine months ended September 30, 2024 is primarily due to lower operating expenses.

•Adjusted Net Loss: Adjusted net loss, which is a non-GAAP financial measure, was $29.4 million, or an adjusted net loss of $0.28 per basic and diluted share for the quarter ended September 30, 2024 as compared to adjusted net loss of $32.4 million, or $0.39 per basic and diluted share, for the same period in 2023. Adjusted net loss for the nine months ended September 30, 2024 was $84.9 million, or an adjusted net loss of $0.90 per basic and diluted share, as compared to net loss of $106.3 million, or an adjusted net loss of $1.30 per basic and diluted share for the nine months ended September 30, 2023. The decrease in adjusted net loss for the three months ended September 30, 2024 is primarily related to higher revenues and a lower equity in net loss of our joint venture partially offset by higher operating expenses. The decrease in adjusted net loss for the nine months ended September 30, 2024 is primarily attributable to lower operating expenses.

•Cash and cash equivalents: As of September 30, 2024, cash and cash equivalents were $274.3 million, compared to $278.6 million as of December 31, 2023. In May 2024 the Company completed an underwritten offering resulting in net proceeds of approximately $97.4 million, extending the expected cash runway into mid-2026.

Conference Call Details

ADC Therapeutics management will host a conference call and live audio webcast to discuss third quarter 2024 financial results and provide a company update today at 8:30 a.m. Eastern Time. To access the conference call, please register here. The participant toll-free dial-in number is 1-800-836-8184 for North America and Canada. A live webcast of the call will be available under “Events & Presentations” in the Investors section of the ADC Therapeutics website at ir.adctherapeutics.com. The archived webcast will be available for 30 days following the call.

About ZYNLONTA®

ZYNLONTA® is a CD19-directed antibody drug conjugate (ADC). Once bound to a CD19-expressing cell, ZYNLONTA is internalized by the cell, where enzymes release a pyrrolobenzodiazepine (PBD) payload. The potent payload binds to DNA minor groove with little distortion, remaining less visible to DNA repair mechanisms. This ultimately results in cell cycle arrest and tumor cell death.

The U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) have approved ZYNLONTA (loncastuximab tesirine-lpyl) for the treatment of adult patients with relapsed or refractory (r/r) large B-cell lymphoma after two or more lines of systemic therapy, including diffuse large B-cell lymphoma (DLBCL) not otherwise specified (NOS), DLBCL arising from low-grade lymphoma and also high-grade B-cell lymphoma. The trial included a broad spectrum of heavily pre-treated patients (median three prior lines of therapy) with difficult-to-treat disease, including patients who did not respond to first-line therapy, patients refractory to all prior lines of therapy, patients with double/triple hit genetics and patients who had stem cell transplant and CAR-T therapy prior to their treatment with ZYNLONTA. This indication is approved by the FDA under accelerated approval and in the European Union under conditional approval based on overall response rate and continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial. Please see full prescribing information including important safety information about ZYNLONTA at www.ZYNLONTA.com.

ZYNLONTA is also being evaluated as a therapeutic option in combination studies in other B-cell malignancies and earlier lines of therapy.

About ADC Therapeutics

ADC Therapeutics (NYSE: ADCT) is a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs). The Company is advancing its proprietary ADC technology to transform the treatment paradigm for patients with hematologic malignancies and solid tumors.

ADC Therapeutics’ CD19-directed ADC ZYNLONTA (loncastuximab tesirine-lpyl) received accelerated approval by the FDA and conditional approval from the European Commission for the treatment of relapsed or refractory diffuse large B-cell lymphoma after two or more lines of systemic therapy. ZYNLONTA is also in development in combination with other agents and in earlier lines of therapy. In addition to ZYNLONTA, ADC Therapeutics has multiple ADCs in ongoing clinical and preclinical development.

ADC Therapeutics is based in Lausanne (Biopôle), Switzerland and has operations in London and New Jersey. For more information, please visit https://adctherapeutics.com/ and follow the Company on LinkedIn.

ZYNLONTA® is a registered trademark of ADC Therapeutics SA.

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), this document also contains certain non-GAAP financial measures based on management’s view of performance including:

•Adjusted total operating expenses
•Adjusted net loss
•Adjusted net loss per share

Management uses such measures internally when monitoring and evaluating our operational performance, generating future operating plans and making strategic decisions regarding the allocation of capital. We believe that these adjusted financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and facilitate operating performance comparability across both past and future reporting periods. These non-GAAP measures have limitations as financial measures and should be considered in addition to, and not in isolation or as a substitute for, the information prepared in accordance with GAAP. When preparing these supplemental non-GAAP measures, management typically excludes certain GAAP items that management does not believe are indicative of our ongoing operating performance. Furthermore, management does not consider these GAAP items to be normal, recurring cash operating expenses; however, these items may not meet the GAAP definition of unusual or non-recurring items. Since non-GAAP financial measures do not have standardized definitions and meanings, they may differ from the non-GAAP financial measures used by other companies, which reduces their usefulness as comparative financial measures. Because of these limitations, you should consider these adjusted financial measures alongside other GAAP financial measures.

The following items are excluded from adjusted total operating expenses:

Shared-Based Compensation Expense: We exclude share-based compensation expense from our adjusted financial measures because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

The following items are excluded from adjusted net loss and adjusted net loss per share:

Shared-Based Compensation Expense: We exclude share-based compensation expense from our adjusted financial measures because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

Certain Other Items: We exclude certain other significant items that we believe do not represent the performance of our business, from our adjusted financial measures. Such items are evaluated by management on an individual basis based on both quantitative and qualitative aspects of their nature. While not all-inclusive, examples of certain other significant items excluded from our adjusted financial measures would be: changes in the fair value of warrant obligations and the effective interest expense associated with the senior secured term loan facility and the effective interest expense and cumulative catch-up adjustments associated with the deferred royalty obligation under the royalty purchase agreement with HealthCare Royalty Partners.

See the attached Reconciliation of GAAP Measures to Non-GAAP Measures for explanations of the amounts excluded and included to arrive at the non-GAAP financial measures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “would”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “future”, “continue”, or “appear” or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to: the expected cash runway into mid-2026; the Company’s ability to grow ZYNLONTA® revenue in the United States; the ability of our partners to commercialize ZYNLONTA® in foreign markets, the timing and amount of future revenue and payments to us from such partnerships and their ability to obtain regulatory approval for ZYNLONTA® in foreign jurisdictions; the timing, enrollment and results of the Company’s or its partners’ research and development projects or clinical trials including LOTIS 5 and 7, ADCT 601 and 602 as well as early research in certain solid tumors with different targets, linkers and payloads including the Company’s exatecan-based platform; the timing, publication, and results of investigator-initiated trials including those studying FL and MZL and the potential regulatory and/or compendia strategy and the future opportunity; the impact, if any, from the discontinuation of

ADCT-601; the timing and outcome of regulatory submissions for the Company’s products or product candidates; actions by the FDA or foreign regulatory authorities; projected revenue and expenses; the Company’s indebtedness, including Healthcare Royalty Management and Blue Owl and Oaktree facilities, and the restrictions imposed on the Company’s activities by such indebtedness, the ability to comply with the terms of the various agreements and repay such indebtedness and the significant cash required to service such indebtedness; and the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company's Annual Report on Form 10-K and in the Company's other periodic and current reports and filings with the U.S. Securities and Exchange Commission. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document.

ADC Therapeutics SA
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except for share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue
Product revenues, net	$18,016	$14,267	$52,894	$52,417
License revenues and royalties	448	226	1,033	351
Total revenue, net	18,464	14,493	53,927	52,768
Operating expense
Cost of product sales	(851)	(208)	(4,578)	(1,313)
Research and development	(32,502)	(27,080)	(82,532)	(96,797)
Selling and marketing	(10,673)	(13,730)	(32,764)	(43,537)
General and administrative	(10,002)	(9,624)	(32,271)	(37,129)
Total operating expense	(54,028)	(50,642)	(152,145)	(178,776)
Loss from operations	(35,564)	(36,149)	(98,218)	(126,008)

Other income (expense)
Interest income	3,438	2,703	9,639	7,250
Interest expense	(13,117)	(12,816)	(38,292)	(33,416)
Other, net	1,624	860	1,783	(3,374)
Total other expense, net	(8,055)	(9,253)	(26,870)	(29,540)
Loss before income taxes	(43,619)	(45,402)	(125,088)	(155,548)
Income tax (expense) benefit	(90)	85	(487)	4,065
Loss before equity in net losses of joint venture	(43,709)	(45,317)	(125,575)	(151,483)
Equity in net losses of joint venture	(260)	(1,409)	(1,544)	(3,539)
Net loss	$(43,969)	$(46,726)	$(127,119)	$(155,022)

Net loss per share
Net loss per share, basic and diluted	$(0.42)	$(0.57)	$(1.35)	$(1.90)
Weighted average shares outstanding, basic and diluted	104,824,877	82,256,847	94,394,355	81,516,563

ADC Therapeutics SA
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$274,272	$278,598
Accounts receivable, net	24,030	25,182
Inventory	16,072	16,177
Prepaid expenses and other current assets	18,631	16,334
Total current assets	333,005	336,291
Non-current assets
Property and equipment, net	5,721	5,622
Operating lease right-of-use assets	9,188	10,511
Interest in joint venture	—	1,647
Other long-term assets	1,165	711
Total assets	$349,079	$354,782

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$14,372	$15,569
Accrued expenses and other current liabilities	53,307	52,101
Total current liabilities	67,679	67,670

Deferred royalty obligation, long-term	322,625	303,572
Senior secured term loans	114,189	112,730
Operating lease liabilities, long-term	8,883	10,180
Other long-term liabilities	7,649	8,879
Total liabilities	521,025	503,031

Total shareholders’ equity (deficit)	(171,946)	(148,249)

Total liabilities and shareholders’ equity (deficit)	$349,079	$354,782

ADC Therapeutics SA
Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)
(in thousands, except for share and per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
(in thousands)	2024	2023	Change	% Change	2024	2023	Change	% Change
Total operating expense	(54,028)	(50,642)	(3,386)	7%	$(152,145)	$(178,776)	$26,631	(15)%
Adjustments:
Share-based compensation expense (i)	2,806	2,083	723	35%	4,952	11,275	(6,323)	(56)%
Adjusted total operating expenses	(51,222)	(48,559)	(2,663)	5%	$(147,193)	$(167,501)	$20,308	(12)%

	Three Months Ended September 30,		Nine Months Ended September 30,
in thousands (except for share and per share data)	2024	2023	2024	2023
Net loss	$(43,969)	$(46,726)	$(127,119)	$(155,022)
Adjustments:
Share-based compensation expense (i)	2,806	2,083	4,952	11,275
Deerfield warrants obligation, change in fair value income (ii)	(1,130)	(140)	(292)	(776)
Effective interest expense on senior secured term loan facility (iii)	4,585	4,728	13,401	13,748
Deferred royalty obligation interest expense (iv)	8,532	8,087	24,891	19,662
Deferred royalty obligation cumulative catch-up adjustment (income) expense (iv)	(206)	(437)	(732)	4,851
Adjusted net loss	$(29,382)	$(32,405)	$(84,899)	$(106,262)

Net loss per share, basic and diluted	$(0.42)	$(0.57)	$(1.35)	$(1.90)
Adjustment to net loss per share, basic and diluted	0.14	0.18	0.45	0.60
Adjusted net loss per share, basic and diluted	$(0.28)	$(0.39)	$(0.90)	$(1.30)
Weighted average shares outstanding, basic and diluted	104,824,877	82,256,847	94,394,355	81,516,563

(i)Share-based compensation expense represents the cost of equity awards issued to our directors, management and employees. The fair value of awards is computed at the time the award is granted and is recognized over the requisite service period less actual forfeitures by a charge to the statement of operations and a corresponding increase in additional paid-in capital within equity. These accounting entries have no cash impact.

(ii)Change in the fair value of the Deerfield warrant obligation results from the valuation at the end of each accounting period. There are several inputs to these valuations, but those most likely to result in significant changes to the valuations are changes in the value of the underlying instrument (i.e., changes in the price of our common shares) and changes in expected volatility in that price. These accounting entries have no cash impact.
(iii)Effective interest expense on senior secured term loans relates to the increase in the value of our loans in accordance with the amortized cost method.
(iv)Deferred royalty obligation interest expense relates to the accretion expense on our deferred royalty obligation pursuant to the royalty purchase agreement with HCR and cumulative catch-up adjustments related to changes in the expected payments to HCR based on a periodic assessment of our underlying revenue projections.

CONTACTS:

Investors	Media
Marcy Graham	Nicole Riley
ADC Therapeutics	ADC Therapeutics
Marcy.Graham@adctherapeutics.com	Nicole.Riley@adctherapeutics.com
+1 650-667-6450	+1 862-926-9040

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